As filed with the Securities and Exchange Commission on June 27, 2016

Registration No. 333-180276

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHEVIOT FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	90-0789920
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3723 Glenmore Avenue

Cincinnati, Ohio 45211

(Address of Principal Executive Offices)

Cheviot Financial Corp. 2005 Stock-Based Incentive Plan

Cheviot Savings Bank 401(k) Plan & Trust

(Full Title of the Plans)

Karen B. Woods

Executive Vice President, Chief Risk Officer

and Corporate Counsel

MainSource Financial Group, Inc.

2105 N. State Road 3 Bypass

Greensburg, Indiana 47240

(812) 663-6734

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 is being filed to deregister unsold securities of Cheviot Financial Corp., a Maryland corporation (“Cheviot”), that were registered on Registration Statement on Form S-8 (File No. 333-180276) filed by Cheviot with the Securities and Exchange Commission on March 22, 2012 (the “Registration Statement”). The Registration Statement registered 432,945 shares of Cheviot common stock and an indeterminate number of participation interests of Cheviot to be issued to participants under the Cheviot 2005 Stock-Based Incentive Plan and the Cheviot Savings Bank 401(k) Plan & Trust.

Cheviot entered into an Agreement and Plan of Merger, dated as of November 23, 2015, with MainSource Financial Group, Inc. (“MainSource”), an Indiana corporation, pursuant to which Cheviot was merged with and into MainSource (the “Merger”). The Merger was consummated and became effective on May 20, 2016.

In connection with the Merger, MainSource, as successor to Cheviot, has terminated all offerings of Cheviot’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertakings contained therein, MainSource hereby removes from registration any and all securities of Cheviot registered but unsold under the Registration Statement as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Greensburg, State of Indiana, on June 27, 2016.

MAINSOURCE FINANCIAL GROUP, INC.
as successor to Cheviot Financial Corp.

By:	/s/ Karen B. Woods
Name:	Karen B. Woods
Title:	EVP, Chief Risk Officer and Corporate Counsel

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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